Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dynatronics Corporation of our report dated September 27, 2017, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of Dynatronics Corporation as of and for the year ended June 30, 2017, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3.

/s/ Tanner LLC

Salt Lake City, Utah
October 13, 2017